EXHIBIT 99.1

Laurie Simon Hodrick Appointed to the

SYNNEX Corporation Board of Directors

FREMONT, Calif., (April 11, 2019)--SYNNEX Corporation (NYSE: SNX), a leading business process services company, announced today the appointment of Laurie Simon Hodrick to the Company’s Board of Directors.

The appointment adds a new Independent Director to the SYNNEX Board, bringing the total number of Independent Directors to nine and the total Board membership to 12.  In addition to joining the SYNNEX Board, Ms. Hodrick has been appointed to the Company’s Audit Committee.

Ms. Hodrick, 56, is a Visiting Professor of Law and Rock Center for Corporate Governance Fellow at Stanford Law School, a Visiting Fellow at the Hoover Institution at Stanford University, and the A. Barton Hepburn Professor Emerita of Economics in the Faculty of Business at Columbia Business School.  With more than 30 years of experience in capital markets and finance, she is known for her ground-breaking research on corporate financial decisions and served as the Founding Director of the Program for Financial Studies at Columbia Business School from 2010-2015. She was a Managing Director at Deutsche Bank from 2006-2008.  Ms. Hodrick currently serves on the Boards of Directors of PGIM Funds, the $100 billion retail investments business of PGIM, the global investment management business of US-based Prudential Financial, Inc., and Kabbage, a private global financial services, technology and data platform serving small businesses.  She previously served as an Independent Director on the Boards of Corporate Capital Trust and Merrill Lynch Investment Managers as an Audit Committee financial expert. She received a BA in Economics, summa cum laude, from Duke University and a PhD in Economics from Stanford University.

“We seek individuals who will bring a wealth of relevant experience and diversity of perspective to our Board; Laurie Simon Hodrick is a valuable addition," said Tom Wurster, Chair of the SYNNEX Nominating and Corporate Governance Committee. “We are delighted to have such an outstanding thought leader in the areas of corporate finance, capital markets and liquidity, and mergers and acquisitions join our Board,” said SYNNEX Chairman Kevin Murai.

Ms. Hodrick stated, “I am excited for the opportunity to join the Board of Directors of SYNNEX. I am honored for the opportunity to bring my insights and perspectives as part of the stewardship of the company going forward.”

About SYNNEX Corporation
SYNNEX Corporation (NYSE: SNX) is a Fortune 200 corporation and a leading business process services company, providing a comprehensive range of distribution, logistics and integration services for the technology industry and providing outsourced services focused on customer engagement to a broad range of enterprises. SYNNEX distributes a broad range of information technology systems and products, and also provides systems design and integration solutions. Founded in 1980, SYNNEX Corporation operates in numerous countries throughout North and South America, Asia-Pacific and Europe. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement

Statements in this release that are forward-looking, such as anticipated contributions to the Company and the Board of Directors, involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this release. The Company assumes no obligation to update any forward-looking statements contained in this release.

Copyright 2019 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, CONCENTRIX, and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX, the SYNNEX Logo and CONCENTRIX Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

SNX-F

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